Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Xenia Hotels & Resorts, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Xenia Hotels & Resorts, Inc. of our report dated November 24, 2014, with respect to the combined consolidated balance sheets of Xenia Hotels & Resorts, Inc. as of December 31, 2013 and 2012, and the related combined consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule III, which report appears in the Information Statement attached as Exhibit 99.1 to Amendment No. 3 to the Registration Statement on Form 10 filed by Xenia Hotels & Resorts, Inc. with the Securities and Exchange Commission on January 9, 2015.

/s/ KPMG LLP

Chicago, Illinois

February 2, 2015